Exhibit 99.1

CONTACT
Rob Mills
KNOLOGY, Inc.
706-645-8970
rob.mills@knology.com

Knology Completes $39 Million Private Placement Transaction
and Successfully Restructures Debt

WEST POINT, Ga. – November 7, 2002 – Knology, Inc. (“Knology” and, together with its subsidiaries, the “Company”) announced today the completion of a successful debt restructuring transaction and the closing of a $39 million private placement transaction.

The debt restructuring transaction was completed by the exchange of $444.1 million aggregate principal amount at maturity of Senior Discount Notes of Knology’s subsidiary, Knology Broadband, Inc. (“Broadband”), for $193.5 million face amount of new 12% Senior Notes due 2009 of Knology and shares of newly issued Knology convertible preferred stock representing approximately 19.3% of the Company’s outstanding shares of common stock, on an as-converted basis, after giving effect to the restructuring transaction. In connection with the debt restructuring, certain existing Knology stockholders invested $39 million to purchase newly issued Knology convertible preferred stock.

Rodger Johnson, president and chief executive officer, stated, “I am pleased that we were able to complete the reorganization in a timely manner with no impact to our customers and suppliers, as well as our employees. The reduction in debt service obligations coupled with the proceeds from the private placement transaction significantly improves our balance sheet and liquidity position. The healthy financial condition of the Company along with our successful operating performance, positions Knology for continued growth in customer connections, revenues and EBITDA”.

About Knology

Knology, headquartered in West Point, Georgia, is a leading provider of interactive voice, video and data services in the Southeast. Its interactive broadband network is one of the most technologically advanced in the country. Knology provides residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. The company was founded in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds. For more information, please visit our Internet site at www.knology.com.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that needed financing may not be available to us if and as needed, (2) that we may not retain or grow our customer base, (3) that we may fail to be competitive with existing and new competitors, (4) that we may not adequately respond to technological developments impacting our industry and markets, and (5) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.

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